Exhibit (c)(4)

Discussion Materials For The Special Committee of March 1, 2018 PRIVATE AND CONFIDENTIAL. This document is being sent to you for your information only as an investment banking client of Gol dman Sachs and should not be forwarded outside of your organization. This document has been prepared by the Investment Banking Division and is not a produ ct of Goldman Sachs Global Investment Research. This document should not be used as a basis for trading in the securities or loans of the companies name d herein or for any other investment decision. This document does not constitute an offer to sell the securities or loans of the companies named herein or a solic itation of proxies or votes and should not be construed as consisting of investment advice. Goldman Sachs does not provide accounting, tax, or legal advice.

Disclaimer These materials have been prepared and are provided by Goldman Sachs on a confidential basis solely for the information and assistance of the Special Committee of the Board of Directors (the "Special Committee") and senior management of Antero Midstream GP LP, (the "Company") in connection with its consideration of the matters referred to herein. These materials and Goldman Sachs’ presentation relating to these materials (the “Confidential Information”) may not be disclosed to any third party or circulated or referred to publicly or used for or relied upon for any other purpose without the prior written consent of Goldman Sachs. The Confidential Information was not prepared with a view to public disclosure or to conform to any disclosure standards under any state, federal or international securities laws or other laws, rules or regulations, and Goldman Sachs does not take any responsibility for the use of the Confidential Information by persons other than those set forth above. Notwithstanding anything in this Confidential Information to the contrary, the Company may disclose to any person the US federal income and state income tax treatment and tax structure of any transaction described herein and all materials of any kind (including tax opinions and other tax analyses) that are provided to the Company relating to such tax treatment and tax structure, without Goldman Sachs imposing any limitation of any kind. The Confidential Information has been prepared by the Investment Banking Division of Goldman Sachs and is not a product of its research department. Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, any other party to any transaction and any of their respective affiliates or any currency or commodity that may be involved in any transaction. Goldman Sachs’ investment banking division maintains regular, ordinary course client service dialogues with clients and potential clients to review events, opportunities, and conditions in particular sectors and industries and, in that connection, Goldman Sachs may make reference to the Company, but Goldman Sachs will not disclose any confidential information received from the Company. The Confidential Information has been prepared based on historical financial information, forecasts and other information obtained by Goldman Sachs from publicly available sources, the management of the Company or other sources (approved for our use by the Company in the case of information from management and non-public information). In preparing the Confidential Information, Goldman Sachs has relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us, and Goldman Sachs does not assume any liability for any such information. Goldman Sachs does not provide accounting, tax, legal or regulatory advice. Goldman Sachs has not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of the Company or any other party to any transaction or any of their respective affiliates and has no obligation to evaluate the solvency of the Company or any other party to any transaction under any state or federal laws relating to bankruptcy, insolvency or similar matters. The analyses contained in the Confidential Information do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold or purchased. Goldman Sachs’ role in any due diligence review is limited solely to performing such a review as it shall deem necessary to support its own advice and analysis and shall not be on behalf of the Company. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses, and Goldman Sachs does not assume responsibility if future results are materially different from those forecast. The Confidential Information does not address the underlying business decision of the Company to engage in any transaction, or the relative merits of any transaction or strategic alternative referred to herein as compared to any other transaction or alternative that may be available to the Company. The Confidential Information is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of such Confidential Information and Goldman Sachs assumes no responsibility for updating or revising the Confidential Information based on circumstances, developments or events occurring after such date. The Confidential Information does not constitute any opinion, nor does the Confidential Information constitute a recommendation to the [Special Committee] [Board], any security holder of the Company or any other person as to how to vote or act with respect to any transaction or any other matter. The Confidential Information, including this disclaimer, is subject to, and governed by, any written agreement between the Company, the Board and/or any committee thereof, on the one hand, and Goldman Sachs, on the other hand. 2

Your Goldman Sachs Team Senior Sponsorship Global M&A Leadership Industry Coverage and Transaction Leadership Dan Korich Managing Director Coverage and M&A Execution John Waldron Managing Director Global Co-Head of IBD Michael Carr Managing Director Global Co-Head of M&A Michael Casey Managing Director Head of Midstream Hank Hilliard Managing Director Head of E&P Leveraged Finance Ratings Advisory Equity Capital Markets Commodities Olympia McNerney Managing Director Head of Energy ECM Bruce Schwartz Managing Director Head of Energy Lev Fin / Ratings Chrissy Benson Managing Director Narayanan Radhakrishnan Vice President Ann Cooper Vice President 3

No Conflicts of Interest  Over the past 5 years, Goldman has performed the following work across the Antero family of companies: Hedging 4 Additionally, AMGP’s Goldman Sachs team is focused on providing high-quality advice to AMGP and our professionals are not directly compensated based on any specific transaction or course of action IBDNone None Joint Bookrunner on IPO Lending /None Not a commodity hedge counterparty None N/A AMGP AM AR

Introduction and Today’s Agenda Questions to Be Addressed Key Points    #1 Global, U.S. and Energy M&A advisor Significant Special Committee experience Significant expertise in midstream/MLPs, including partnership governance dynamics and valuing MLPs and IDRs Deep understanding of and experience with Appalachian Basin upstream and midstream assets GS brings a deep experience set, including industry, ECM, Lev Fin,   Commodities and Structuring knowledge       Understand likely investor reaction Conduct due diligence on financial forecast and business Fully analyze any proposed transaction Consider alternatives as appropriate Negotiate definitive agreements Along with counsel, create a strong record of process   Divergent valuation of AM and AMGP Relatively early in IDR life-cycle, with growth rates not expected to converge for several years Pro forma tax profile will be an important consideration due to differences in taxation at AM and AMGP  5 1Why GS 2How Goldman Sachs Works With a Special Committee 3Initial Observations 4Potential Next Steps

Goldman Sachs Brings a Broad Based Skill Set to Evaluate Any Potential Transaction 6 Unparalleled Advisory Franchise Capital Markets Judgments (Equity and Leveraged Finance) Upstream / Appalachian Transaction Expertise Special C ommittee Deep Investor and Markets Knowledge and Relationships Complex Structuring and Tax Expertise Midstream and Affiliate Transaction Expertise Energy M&A Leadership Commodities & Hedging Knowledge and Expertise Complete range of expertise across M&A, capital markets, and the energy sector to help the Special Committee navigate the transaction ahead

Goldman Sachs is Uniquely Qualified to Help The Special Committee of Antero Midstream GP Relevance to AMGP  The GS team has significant experience advising special committees in MLP conflict transactions 1  Complex transactions involving multiple public entities and nuanced LP / GP relationships  Advised corporate GP (Western Refining) on the collapse of one of its underlying MLPs (Northern Tier) Advised Baker Hughes on “incubator” Reverse Morris Trust transaction 2   Only transaction GS has been involved in for Antero family over past five years is as a bookrunner on the GP IPO GS is not a lender or commodity hedge counterparty to Antero 3   Leadership in advising corporate energy M&A across upstream, midstream and downstream Transaction experience with multiple affiliates and complex shareholder dynamics 4   Goldman has long been the go-to firm for companies defending against activists Unique predictive analytics to understand/forecast shareholder reactions 5  7 #1 Shareholder Advisory Practice Unparalleled Experience in Corporate Energy M&A Independent Advisor with No Conflicts Advisory in Complex and / or Related-Party Transactions Significant Special Committee Advisory for Midstream MLPs Prior experience in transactions involving public MLPs and GP / LP restructuring GS leadership in complex M&A involving related parties and/or innovative structuring GS will provide unbiased judgement to AMGP Special Committee Unparalleled insight into public M&A dynamics, investor communication and Board of Directors advice Goldman Sachs has advised on the five largest proxy fights in US history Key Takeaways Transaction Experience Key Capabilities

INVESTMENT BANKING DIVISION

Goldman Sachs' Unparalleled Advisory Franchise

Goldman Sachs M&A Franchise (2008-2018 YTD)

	Transaction Value	Number of Deals
Global M&A	# 1	# 1
U.S. M&A	# 1	# 1
Global Energy M&A	# 1	# 1

Global M&A (2010-2018 YTD)



Deals
3,226
2,882
2,605
1,959
2,017
$6.79tn
$5.64tn
$5.23tn
$4.43tn
$3.82tn
GS
MS
JPM
BoAML
Citi
Market Share
27.3%
22.7%
21.0%
17.8%
15.4%

Notable Recent Special Committee Advisory Roles

$35.2 billion November 2017 GGP Advisor to the Special Committee of GGP on its unsolicited approach by Brookfield Property Partners	$2.3 billion July 2017 HSN Advisor to the Special Committee of HSN on its sale to Liberty Interactive	$5.0 billion June 2017 Black Knight Advisor to the Special Committee of Black Knight relating to the tax-free distribution of its shares to FNF Group
$60.6 billion October 2016 RAI Advisor to the Special Committee of Reynolds American on its sale to British American Tobacco	$5.1 billion July 2016 YAHOO! Advisor to the Special Committee of Yahoo on its divestiture of its Operating Business to Verizon Communications	December 2014 Energy Transfer Exchange of Cash, Pipeline Interest, and LP Units for IDR Interest Sunoco Logistics

Global Energy M&A (2011-2018 YTD)



502
348
399
454
411
$1.11tn
$1.04tn
$.98tn
$.96tn
$.93tn
GS
Barclays
MS
Citi
JPM
Public Market Share
23%
22%
21%
20%
20%

Source: DealLogic, FactSet, Public sources [1] Includes U.S. companies with market cap >$500mm facing activism. Primary campaign types included are board control, board representation, maximize shareholder value, support dissident group in proxy fight and vote/activism against a merger. [2] Bar chart only shows top 10 public advisors with corresponding market share and number of situations. Market share percentages per advisor reflect individual publicly disclosed engagements over the total number of activist situations where an advisor was publicly disclosed, wherein some cases more than one advisor was engaged.

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INVESTMENT BANKING DIVISION

Our Specific Experience Relevant to the Antero Family and Its Boards

Affiliate Transactions in the Energy Sector

August 2017 andeavor $3.8bn financial repositioning and IDR buy-in of Andeavor Logistics *Lead Advisor to Parent*	August 2017 andeavor $1.8bn merger of Andeavor Logistics and Western Refining Logistics *Lead Advisor to Parent*	* January 2017 Enbridge Privatization of Midcoast Energy Partners Midcoast Energy Partners *Advisor to Parent*	* November 2016 Sunoco Logistics $67bn acquisition of Energy Transfer Partners Energy Transfer *Advisor to SXL Conflicts Committee*
* May 2016 SemGroup $727mm acquisition of Rose Rock Midstream Rose Rock Midstream *Advisor to Parent*	December 2015 Western Refining $1.9bn acquisition of Northern Tier Energy Northern Tier *Exclusive Financial Advisor to Parent*	* November 2015 Targa $14bn acquisition of Targa Resources Partners *Advisor to TRP Conflicts Committee*	* January 2015 Regency $18bn sale to Energy Transfer Partners Energy Transfer *Advisor to Regency*
December 2014 Energy Transfer Exchange of Cash, Pipeline Interest, and LP Units for IDR Interest Sunoco Logistics *Advisor to the Special Committee of ETE*	* June 2014 Williams Merger of Access Midstream with Williams Partners Access Midstream Partners *Advisor to Parent*	* November 2010 EXCO Potential management buyout *Advisor to Management*	* January 2010 Williams Williams restructuring of Williams Partners and Williams Pipeline Partners *Advisor to Parent*

The GS team has extensive experience with affiliate transactions and MLP restructurings

* Indicates transactions where members of the GS team advised

Appalachian Basin Transaction Expertise

October 2016 Vantage Energy $2.7bn sale to Rice Energy	March 2016 Columbia Pipeline Group $13.0bn sale to TransCanada *Lead Financial Advisor to Seller*	June 2014 eclipse $818mm IPO *Joint Bookrunner*	March 2014 Consol Energy Hess $924mm Utica asset sale to American Energy Partners	January 2014 Rice Energy $1,050mm IPO *Joint Bookrunner*

GS has extensive Appalachian Basin knowledge and experience

Midstream Structuring and Financing

October 2017 BP Midstream Partners $860mm – IPO *Active Bookrunner*	April 2017 Hess Midstream Partners $391mm – IPO *Lead Left Bookrunner*	May 2015 EQT GP Holdings, LP $714mm – IPO *Active Bookrunner*	May 2015 Tallgrass Energy GP $1.2bn – IPO *Active Bookrunner*	October 2013 Plains GP Holdings $2.9bn – IPO *Active Bookrunner*

GS led 2 of the 3 MLP IPOs in 2017…and led 3 of the 4 most recent GP IPOs

9

GS Role As Special Committee Advisor 1 Assess financial forecasts and conduct due diligence on the business 2 Analyze the potential transaction proposal and consider alternatives as appropriate 3 Consider potential value implications and shareholder reaction 4 Develop transaction negotiation strategy and assist in liaising with counterparty 5 Assist in negotiating definitive agreements, if transaction moves forward 6 Assist with market communications, as appropriate 10 Along with counsel, create a strong process record

Antero Midstream GP Specific Considerations  Midstream cash flows to LP and GP driven by Antero Resources production growth, which in turn is impacted by variables such as commodity prices Growth profile makes intrinsic value of both AMGP and AM sensitive to financial projections Important to consider early-on the implications of forecast case(s) provided    Divergent valuation between AMGP (2.8% yield) and AM (6.5% yield) will drive divergent cash flow impacts to each entity Investor view of a strong growth profile for AMGP over foreseeable future will require careful consideration of a range of pro forma trading levels in assessing potential investor and unit price reaction   Typically, exchange of taxable AMGP units for pass-through AM units would create a taxable transaction for AM unitholders In a taxable transaction, AMGP would receive the value of a step-up in basis, creating tax shield going forward    Treatment of Series A and Series B interests in Antero IDR Holdings LLC AMGP GP LLC’s request of the Special Committee in terms of what it is being asked to evaluate Anticipated timetable Any contemplated change in governance / ownership of AMGP GP LLC   11 Process and Other Considerations Tax Considerations Financial Impact Projections

Antero Midstream Family Trading and Valuation Trading Comparison Relative Share Price Performance 110% Price % 52 Week High / Low Equity Value Debt (+) Market Value of GP Interest $ 19.19 84% / 115% $ 3,665 (2) - $ 26.49 75% / 103% $ 4,952 1,197 3,665 100% 90% 85% 82% 78% 80% 70% FV / EBITDA 2018E 2019E 2020E May-2017 Aug-2017 Nov-2017 Feb-2018 26.2 x 15.8 10.4 13.4 x 10.1 7.9 AMGP AM AMZ Historical Exchange Ratio (AM/AMGP) Price / LP DCF 2018E 2019E 2020E 1.8 x 35.8 x 21.6 14.3 12.7 x 10.0 8.0 1.7 x 1.6 x DPS/DPU Yield 2018E 2019E 2020E 1.5 x 2.8% 4.6 7.0 6.5% 8.3 10.7 1.4 x 1.3804 x 1.3 x Dist. Growth 2018E 2019E 2020E 1.2 x 145.7% 65.5 51.1 29.0% 29.0 29.0 May-17 Aug-17 Nov-17 Feb-18 Source: Management public guidance and Bloomberg market data as of 23-Feb-2018 12 Indexed Price Firm Value $ 3,662 $ 9,813

AM and AMGP Y.o.Y Distribution Yield Comparison Growth and AM DPU and AM IDR Per Unit Y.o.Y. Change AM LP DPU Yield 120% 15.5% 12.9% 10.7% 8.3% 6.5% 100% 2018E 2019E 2020E 2021E 2022E AMGP Yield1 80% 15.5% 12.1% 60% 2018E 2019E 2020E 2021E 2022E 40 % Yield Premium 131% 73% 20% 80% 54% 42% 6% 33% 0% 35% 15% 0% 2018E 2019E 2020E 2021E 2022E 2018E 2019E 2020E 2021E 2022E AM AM IDR Observed DPS Yield Tax-Affected DPS Yield Source: Management guidance and Bloomberg market data as of 23-Feb-2018 1 Dotted lines indicate yield if AMGP was not a corporate tax payer. 13 9.3% 11.6% 6.2% 9.1% 7.0% 3.7% 4.6% 2.8% 103% 65% 51% 30% 29%29%29%28% 20%20%

Antero Growth Profile Restructurings vs. Precedent At Time of Transaction1 GP IDR as % of Total Distributions Forward MLP Growth Rate 50% ~5% 46% 45% 28-30% 43% 40% ~4% 39% 36% ~0% 35% ~0% ~0% ~0% ~0% ~2% 12-15% 33% 32% 32% 32% 31% 31% 30% ~16% 27% 25% 2018 2019 2020 2021 2022 Source: Wall Street research, IBES and Bloomberg market data as of 26-Feb-2018. Antero numbers based on midpoint of management guidance. Note: AROC, CEQP, and USAC not shown because IDR payments were low and simplifications were driven by additional concerns bey ond the IDR burden. NS excluded because of pre-existing IDR cap and separate IDR subsidies in place as a result of the Navigator acquisition. 1 Represents either announcement date or date of close. 14 More equity needed Analysts expected more robust growth GP IDR Distributions as % of Total Distributions 42% 40% 36% 31%

Key Issues Driving Precedent MLP Restructurings Potential Incentives / Outcome to AMGP Antero Midstream Screening IDR Restructuring Rationale Description growth opportunities, both organic and through M&A (today)  Converging growth rates diminish the benefit of having two equity securities X (today)  Reduces financial risk of a MLP collapse given similar growth rates and valuations  Complex structure may not be properly highlighting value / growth profile of underlying assets   Challenged equity currency makes it difficult to achieve accretive drop-down acquisitions for LPs X  Generally, if the GP is a corporate tax payer, a MLP collapse can create tax benefits if basis step-up received  15 Secondary Driver Primary Driver Tax Benefits Inability to Form Drop-Downs Due to MLP Valuation Simplification of Corporate Structure Converging Growth Rates Between the LP and GP High GP / IDR Burden Leading to an Uncompetitive Cost of Capital  High GP / IDR burden may limit the LP’s ability to pursue accretiveX

Goldman Sachs

Potential Next Steps

INVESTMENT BANKING DIVISION

Additional Topics for Discussion

- Fee framework
  - Flat-fee construct plus additional discretionary fee
  - Discretionary fee creates ability to reward exceptional effort and flexibility for unexpected changes in mandate
- Fee proposal
  - Following clarification of scope of work and project status
- Status of proposal preparation and transaction structure evaluation
- Status of outside counsel to the Special Committee
- Initial questions and guidance from outside counsel
  - Expectations for AMGP shareholder vote
  - Expectations for AM unitholder vote (majority or majority of minority)
- Impact of potential transaction on value of Series B Units

Key Items and Workplan Checklist

- Preparation and diligence of management projections
- Additional tax and accounting analysis by internal / external advisors
- Initial presentation on projections, transaction structure, and financial impact to AMGP Special Committee
- Create proposal and term sheet
- Present to AMGP Special Committee for approval to deliver proposal
- GS / AMGP delivers proposal to AM / AM Special Committee
- AM advisors performs diligence on AMGP's proposal
- AMGP / AM negotiations
- GS preparation of analysis and board presentations as needed
- Present to AMGP Special Committee for final approval
- Transaction announcement
- Concurrent with board approvals and announcement, will need:
  - Amended partnership agreement
  - Investor relations materials: 8-K / Press Release / IR presentation / conference call script (AR and AM-AMGP)

16

Goldman Sachs Is Uniquely Qualified To Advise the Special Committee  The Special Committee has the support and focus of Goldman highest levels of our firm Sachs to the  We are the leading M&A advisor  We bring deep investor, market, and product knowledge to benefit the Special Committee’s decision making process  We have substantial experience as an advisor to Special Committees  We are an independent advisor with no conflicts of interest 17

Appendix A: Additional Reference Materials

Summary of Management AMGP Cash Flows Guidance on AM and 2018E 2019E 2020E 2021E 2022E Antero Midstream YoY Growth Avg. AM LP Units Outsanding 29% 187 29% 187 29% 187 20% 187 20% 187 Antero Midstream GP GP IDR Cash Flow Y.o.Y. Growth IDRs as % of Total Distributions (-) Series B Take (-) G&A $ 142 103% 31% (7) (2) $ 234 65% 36% (12) (2) $ 354 51% 40% (19) (2) $ 460 30% 42% (26) (2) $ 588 28% 43% (33) (2) Assumed Taxes (25%) Distributable Cash Flow at AMGP (33) 100 (55) 165 (83) 249 (108) 324 (138) 414 Y.o.Y. Growth Average AMGP Shares Outstanding 146% 186 65% 186 51% 186 30% 186 28% 186 Note: DPU and DPS based on midpoint of management guidance. 2018 DPS growth at AMGP includes impact of tax reform. 19 Additional Reference Materials AMGP DPS $0.54 $0.89 $1.34 $1.74 $2.22 AMGP Taxable Cash Flow $ 133 $ 220 $ 332 $ 432 $ 552 AM LP DPU $ 1.71 $ 2.20 $ 2.84 $ 3.41 $ 4.10

Total Returns for Midstream Since AM IPO 04-Nov-2014 Peers 200.0% 150.0% 100.0% 50.0% 0.0% (50.0)% (100.0)% Nov-14 Feb-15 May-15Aug-15 Nov-15 Feb-16 May-16Aug-16 Nov-16 Feb-17 May-17 CNNX Aug-17 Nov-17 Feb-18 AM NBLX RMP HESM WES EQM ENLK Source: Company filings and press releases, Bloomberg market data as of 23-Feb-2018 20 Additional Reference Materials WES (14)% EQM (19)% CNNX (26)% ENLK (29)% HESM (6)% RMP 41 % AM 18 % NBLX 140%

Historical Exchange Since AMGP IPO Ratio AM Share Price AMGP Share Price AM / AMGP Exchange Ratio $40 $25 2.00 x $35 1.80 x $30 1.60 x $20 $26.49 $19.19 $25 1.40 x 1.36 x $20 1.20 x $15 1.00 x $15 May-2017 Sep-2017 Jan-2018 May-2017 Sep-2017 Jan-2018 May-2017 Sep-2017 Jan-2018 Source: Bloomberg market data as of 23-Feb-2018 Additional Reference Materials 21 AMGP IPO Date 4-May-17 Price $23.50

Precedent Transactions Selected Simplification Transactions | Transaction Premia Premium to 1-Day Prior Closing Price 26% 23% 15% Kinder-KMP Kinder-EPB Targa-NGLS SemGroup-RRMS¹ Oneok-Oneok Partners Archrock-Archrock Partners Premium to 30-Day VWAP 23% Kinder-KMP Kinder-EPB Targa-NGLS SemGroup-RRMS Oneok-Oneok Partners Archrock-Archrock Partners % Cash Consideration 12.0% 12.0% 0.0% 0.0% 0.0% 0.0 % Source: Company filings and press releases, Bloomberg market data as of 23-Feb-2018 1 Undisturbed 6 day premium. Additional Reference Materials 22 20% 17% 13% 10%10% 18% 6% 12%

Relative Buy-Ins Trading Comparison of Precedent IDR 10.0% (2016) MLP GP Source: Company filings, IBES and Bloomberg market data as of 23-Feb-2017 Note: Tallgrass and Antero values as of 23-Feb-2017; all other values as of 1 day prior to transaction announcement Additional Reference Materials 23 NTM Yield (%) 10.4% 11.0%11.0% 7.1% 6.9% 6.1% 10.2%10.3% 7.2% 9.6% 9.3% 6.9% 6.8% 8.7% 3.7% 6.1% 3.3% 4.9% 3.2% 5.9% 6.3% 4.9% 4.6 % MarkWestMagellanBuckeyeEnterprise (2007)(2009)(2010)(2010) Kinder Morgan TargaSemGroup Plains AllWilliamsOneok (2017)TallgrassAntero (2018) (2014)(2015)(2016)American (2017)(2018) Current generation transactions

INVESTMENT BANKING DIVISION

Key Background on Recent Shareholder Letters

	Chapter IV (24-Jan-2018)	Sailingstone Capital (29-Jan-2018)
Ownership	■ No ownership in any Antero family securities (AR, AM, AMGP, but has ownership in EQT and RRC)	■ ~11% in Antero Resources
Assertions	■ Current structure of the Antero family is too complex ■ Potential conflicts of interest associated with the GP-IDRs	■ Economic value created by the company is not reflected in the public equity market ■ Antero has done little to resolve the underlying causes of the share price weakness nor take advantage of its depressed valuation ■ Investors are skeptical that Antero will create much value in the future
Goals	■ Better alignment of various equity stakeholder interests ■ Reduced potential for future conflicts of interest ■ Best-in-class corporate governance across the Antero family	■ Accelerate debt reduction ■ Implement a material share repurchase program ■ Eliminate potential conflicts of interest resulting from the current corporate structure ■ Improve the ability of Antero to take advantage of future dislocations in the markets
Proposals	■ Simplify the Antero family from three entities to two entities in 2018 and eliminate the GP-IDRs ■ Form a committee and hire financial advisors to advise on the right structure and pricing for a simplification ■ Post-simplification, evaluate further a potential stock-for-stock combination with EQT or RRC	■ Meet with the Board of Directors to discuss potential strategic alternatives to achieve the above goals

Source: Chapter IV letter to the Board of Directors of Antero Resources on 24-Jan-2018, Schedule 13D filed by Sailingstone Capital on 29-Jan-2018

Additional Reference Materials 24

Antero Family Valuation vs. Peers Antero Resources Antero Midstream LP (AM) Antero Midstream GP (AMGP) E&P Value / PV-10 EV / 2018E EBITDA EV / 2018E EBITDA (HoldCo) 26.2 x 13.5 x 13.4 x 13.2 x 2.1 x 1.1 x 0.9 x AM WESEQM HESM CNXM NBLX COG GPOR EQT CNXRRC AR AMGP EQGP WGPETEENLC TRGP Unhedged $ / Marcellus Acre¹ 2018E DPU Yield 2018 DPU / DPS Yield 8.0% $36, 232 8.6% 7.5% 7.1% 6.8 % AM WES CNXM EQM HESM NBLX COG EQT RRC CNX AR AMGP ETE TRGP ENLC WGP EQGP Source: Company filings and press releases, Wall Street Research, Bloomberg market data as of 23-Feb-2018 ¹ RRC acreage includes Terryville. EV adjusted by value of hedge book at SEC pricing and adjusted by 2017 production at $3,000 per MMcfe. NM denotes negative adj. value. Additional Reference Materials 25 2.8% 7.7% 7.4% 6.3% 4.7% $ 5,155 $ 1,192 $ 146 NM 6.5% 4.2% 1.3 x1.2 x 0.7 x 11.7 x 11.6 x 9.3 x 21.3 x 15.5 x 15.3 x 12.7 x 12.3 x

INVESTMENT BANKING DIVISION

Summary Antero Family Ownership

($ in millions, except where noted)



Management and Sponsors
100% Membership Interests
Common Stock (27% Interest)
Public
Common Stock (72% Interest)
AMGP GP LLC ("General Partner")
61% LP Interest
Non-Economic General Partner Interest
Public
(39% LP Interest)
Antero
Antero MidstreamGP
Series B
Series A Units
Series B Units (Profits Interests)
Common Units (53% LP Interest)
Antero Midstream Partners GP LLC ("AMP GP")
Antero IDR Holdings LLC ("IDR LLC")
Non Economic General Partner Interest
100% Incentive Distribution Rights
Public
Common Units (47% LP interest)
Antero Midstream

		Shares / Units	% of Total	Value	Total Value Across Family
Warburg	Antero	47	15%	$883	$1,941
	Antero	55	29%	$1,058	
	Antero	0	-	$0	
Yorktown	Antero	14	4%	$265	$563
	Antero	16	8%	$298	
	Antero	0	-	$0	
Senior Leadership	Antero	27	8%	$502	$1,373
	Antero	45	24%	$864	
	Antero	0	-	$7	
Public Shareholders / Unitholders	Antero	229	72%	$4,347	$8,113
	Antero	75	39%	$1,445	
	Antero	88	47%	$2,321	
AR Ownership of AM		99	53%	$2,625	

Source: Company filings and press releases, Bloomberg market data as of 23-Feb-2018
Note: Senior leadership includes shares owned by the companies' named executive officers and shares directly owned by members of the board. Includes impact of Series B units; taken collectively, the senior leadership owns less than 1% of AM units.

26

Intra-Family Transactions Have the Potential to Be Executed Quickly Precedent MLP Related Party Transactions Date of Buyer Seller Approach Announcement Total Time 14-Apr-17 14-Aug-17 122 days 1-May-17 1-Jun-17¹ 31 days 31-Oct-16 21-Nov-16 21 days 16-Jan-15 26-Jan-15 10 days 14-Jun-14 26-Oct-14 134 days 27-Aug-13 22-Oct-13² 56 days Source: Company filings 1 Announcement of conflicts committee’s recommendation that unitholders should tender their units. Announcement of ETP’s tender offer was made on 18-May-2017. ² Announcement of execution of merger agreement. Announcement of proposal was made on 27-Aug-2013. 27 Additional Reference Materials